EXHIBIT 99.1

PRESS RELEASE

April 26, 2005
For Immediate Release

For Further Information Contact:	Barry Backhaus President and Chief Executive Officer First Federal Bankshares, Inc. 329 Pierce Street, P.O. Box 897 Sioux City, IA 51102 712.277.0200

FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS AND
DECLARES DIVIDEND

Sioux City, Iowa. First Federal Bankshares, Inc. (the “Company”) (Nasdaq National Market – “FFSX”) reported net earnings of $898,000, or basic and diluted earnings per share of $0.25 each, for the three months ended March 31, 2005. The Company reported net earnings of $1.5 million, or basic and diluted earnings per share of $0.41 and $0.40, respectively, for the three months ended March 31, 2004. The 2005 quarterly earnings were lower than 2004 primarily due to a non-recurring gain of $496,000, net of tax effect, on the sale of loans recognized in the three months ended March 31, 2004. Net earnings totaled $4.0 million and $4.5 million, respectively, for the nine months ended March 31, 2005 and 2004. Basic and diluted earnings per share were $1.13 and $1.11, respectively, for the nine months ended March 31, 2005 and $1.23 and $1.19, respectively, for the nine months ended March 31, 2004.

Discussion of Operating Results for the Three Months Ended March 31, 2005

Net interest income before provision for loan losses decreased by $123,000, or 2.7%, to $4.4 million for the three months ended March 31, 2005 from $4.5 million for the three months ended March 31, 2004. The decrease in net interest income was largely due to a decrease in the average balance of interest-earning assets. The average balance of interest-earning assets decreased by $37.8 million, or 6.8%, to $521.8 million for the three months ended March 31, 2005 from $559.6 million for the three months ended March 31, 2004. The decrease in average interest-earning assets and a corresponding decrease in average interest-bearing deposit balances resulted largely from the Company’s sale of two branch offices in September 2004 in which the purchaser assumed deposit liabilities of $27.1 million and acquired loans totaling $17.0 million. The net yield on average interest-earning assets improved by fourteen basis points to 3.42% for the three months ended March 31, 2005 from 3.28% for the three months ended March 31, 2004, due in part to the higher percentage of average interest-earning assets to average interest-bearing liabilities in the 2005 quarter as compared to the 2004 quarter.

Provision for loan loss expense decreased to $130,000 for the three months ended March 31, 2005 from $450,000 for the three months ended March 31, 2004. Non-performing loans decreased by $2.0 million to $2.8 million, or 0.63% of total loans, at March 31, 2005 from $4.8 million, or 1.12% of total loans, at March 31, 2004. The decrease in non-performing loans was primarily due to $2.0 million in loan payoffs received from three commercial borrowers on previously non-performing credits. Allowance for loan losses as a percent of total loans was 1.13% and 1.15%, respectively, at March 31, 2005 and 2004. Net interest income after provision for losses on loans increased by $197,000, or 4.8%, to $4.3 million for the three months ended March 31, 2005 from $4.1 million for the three months ended March 31, 2004.

Noninterest income decreased by $1.2 million, or 42.2%, to $1.6 million for the three months ended March 31, 2005 from $2.8 million for the three months ended March 31, 2004. The decrease in noninterest income was primarily due to a decrease of $795,000 in gain on sale of loans. During the three months ended March 31, 2004 the Company sold $37.1 million of fixed-rate residential mortgages with 15-year terms in order to mitigate future interest rate risk in a potential rising market interest rate environment. The net pre-tax gain on the sale of these loans totaled $791,000. The decrease in noninterest income was also due to the slowdown in mortgage refinancing activity in the current year period after an extended period of historically low market interest rates. This slowdown impacted the Company’s income from real estate-related activities such as abstracting and escrow services. Income from real estate-related activities decreased by $151,000, or 47.2%, to $168,000 for the three months ended March 31, 2005 from $319,000 for the three months ended March 31, 2004. Additionally, service charges on deposit accounts decreased by $111,000, or 12.3%, for the three months ended March 31, 2005 as compared to the three months ended March 31, 2004 largely due to a reduction in the number of transaction accounts subject to such service charges. Approximately 2,500 transaction accounts were transferred in the September 2004 sale of two branch offices.

Noninterest expense totaled $4.6 million for each of the three months ended March 31, 2005 and 2004. An increase of $80,000 in advertising expense for the three months ended March 31, 2005 as compared to the three months ended March 31, 2004 was offset by a decrease in compensation and benefits expense as the number of full-time-equivalent employees decreased to 207 at March 31, 2005 from 224 at March 31, 2004.

Income before income taxes decreased by $969,000, or 42.8%, to $1.3 million for the three months ended March 31, 2005 from $2.3 million for the three months ended March 31, 2004. Income taxes totaled $397,000, or an effective tax rate of 30.7%, for the three months ended March 31, 2005 and $751,000, or an effective tax rate of 33.2%, for the three months ended March 31, 2004. The effective tax rate decreased for the three months ended March 31, 2005 largely because tax-exempt income comprised a larger percentage of pre-tax income for that period than for the three months ended March 31, 2004.

Discussion of Operating Results for the Nine Months ended March 31, 2005

Net interest income before provision for loan losses decreased by $629,000, or 4.6%, to $13.0 million for the nine months ended March 31, 2005 from $13.7 million for the nine months ended March 31, 2004. The decrease in net interest income was largely due to a decrease in the average balance of interest-earning assets. The average balance of interest-earning assets decreased by $34.0 million, or 6.1%, to $526.3 million for the nine months ended March 31, 2005 from $560.3 million for the nine months ended March 31, 2004. The decrease in average interest-earning assets and a corresponding decrease in average interest-bearing deposit balances resulted largely from the sale of two branch offices in September 2004. The net yield on average interest-earning assets increased to 3.35% for the nine months ended March 31, 2005 from 3.30% for the nine months ended March 31, 2004.

Provision for loan loss expense decreased by $80,000, or 7.4%, to $995,000 for the nine months ended March 31, 2005 from $1.1 million for the nine months ended March 31, 2004. Net charge-offs decreased by $359,000, or 48.3%, to $384,000 for the nine months ended March 31, 2005 from $743,000 for the nine months ended March 31, 2004.

Noninterest income increased by $331,000, or 4.6%, to $7.5 million for the nine months ended March 31, 2005 from $7.2 million for the nine months ended March 31, 2004. The increase in noninterest income was primarily due to a pre-tax gain of $2.2 million on the sale of two northwest Iowa branch offices to a local financial institution that was completed on September 20, 2004. The purchaser assumed deposit liabilities of $27.1 million and acquired loans totaling $17.0 million in addition to the buildings and certain equipment. Largely offsetting the gain on the transfer of the branch deposit liabilities were decreases in other types of noninterest income. Gain on sale of loans decreased by $859,000 for the nine months ended March 31, 2005 as compared to the nine months ended March 31, 2004 primarily due to the sale of $37.1 million of fixed-rate residential mortgage loans to a government sponsored agency in March 2004. The net pre-tax gain on the sale of these loans totaled $791,000 in the prior year period. Income from real estate-related activities such as abstracting and escrow services decreased by $496,000, or 49.2%, to $512,000 for the nine months ended March 31, 2005 from $1.0 million for the nine months ended March 31, 2004. In addition, service charge income on deposit accounts decreased by $239,000, or 8.1%, for the nine months ended March 31, 2005 as compared to the nine months ended March 31, 2004 largely due to a reduction in the number of transaction accounts subject to such service charges.

Noninterest expense increased by $453,000, or 3.5%, to $13.5 million for the nine months ended March 31, 2005 from $13.1 million for the nine months ended March 31, 2004. The increase in noninterest expense was primarily due to an increase of $216,000, or 2.8%, in compensation and benefits expense to $7.8 million for the nine months ended March 31, 2005 from $7.6 million for the nine months ended March 31, 2004. The increase in compensation and benefits expense was partly due to a decrease of $232,000 in contra-expense for payroll-related direct origination costs for the nine months ended March 31, 2005 as compared to the nine months ended March 31, 2004 resulting from the slowdown in mortgage origination and refinance activity in the increasing market interest rate environment.

Income before income taxes decreased by $671,000, or 10.1%, to $6.0 million for the nine months ended March 31, 2005 from $6.7 million for the nine months ended March 31, 2004. Income taxes totaled $2.0 million, or an effective tax rate of 32.7%, for the nine months ended March 31, 2005 and $2.2 million, or an effective tax rate of 33.1%, for the nine months ended March 31, 2004. The effective tax rate decreased for the nine months ended March 31, 2005 largely because tax-exempt income comprised a larger percentage of pre-tax income for that period than for the nine months ended March 31, 2004.

Dividend

On April 21, 2005, the Company’s Board of Directors declared a quarterly dividend of $0.10 per share, the same as that distributed last quarter. The dividend is payable on May 31, 2005 to stockholders of record on May 17, 2005.

Other Information

Assets totaled $578.6 million and $633.3 million, respectively, at March 31, 2005 and 2004. Book value per share increased to $19.80 at March 31, 2005 from $19.11 at March 31, 2004. Stockholders’ equity to total assets was 12.40% and 11.42%, respectively, at March 31, 2005 and 2004. During the nine months ended March 31, 2005 the Company repurchased 160,000 shares of its common stock at a cost of $3.7 million under its current repurchase program. The program authorizes additional repurchases of up to 157,000 shares. The Company had 3,623,703 shares outstanding at March 31, 2005.

On March 28, 2005, First Federal Bank (the “Bank”), the Company’s bank subsidiary, opened a new full-service branch office in Johnston, Iowa. The branch office is located in a new and rapidly expanding area close to metropolitan Des Moines. Management expects this office to offer increased opportunities for retail and commercial expansion in the central Iowa market.

The Company’s common stock is traded on the NASDAQ National Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. The Bank operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska, and six offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31, 2005	June 30, 2004	March 31, 2004
ASSETS	(Dollars in thousands)
Cash and cash equivalents	$13,860	$18,858	$62,287
Securities available-for-sale	52,477	84,693	59,691
Securities held-to-maturity	18,528	23,186	25,580
Loans receivable, net	432,996	431,857	425,568
Office property and equipment, net	13,155	13,277	13,404
Federal Home Loan Bank stock, at cost	5,762	6,096	6,230
Accrued interest receivable	2,459	2,230	2,528
Goodwill	18,417	18,524	18,524
Other assets	20,983	16,801	19,439

Total assets	$578,637	$615,522	$633,251

LIABILITIES
Deposits	$398,638	$429,209	$442,142
Advances from FHLB and other borrowings	104,095	109,886	113,249
Advance payments by borrowers for taxes and insurance	295	1,119	489
Accrued interest payable	1,269	1,207	1,652
Accrued expenses and other liabilities	2,585	2,643	3,394

Total liabilities	506,882	544,064	560,926

STOCKHOLDERS' EQUITY
Common stock, $.01 par value	50	49	49
Additional paid-in capital	37,720	37,086	37,004
Retained earnings, substantially restricted	55,209	52,242	51,416
Treasury stock, at cost - 1,352,826, 1,198,990 and
1,148,990 shares, respectively, at March 31, 2005,
June 30, 2004 and March 31, 2004	(20,165)	(16,519)	(15,450)
Accumulated other comprehensive income	(19)	(330)	420
Unearned ESOP	(947)	(1,045)	(1,081)
Unearned RRP	(93)	(25)	(33)

Total stockholders' equity	71,755	71,458	72,325

Total liabilities and stockholders' equity	$578,637	$615,522	$633,251

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2005	2004	2005	2004
	(Dollars in thousands)
Total interest income	$7,331	$7,629	$21,638	$23,355
Total interest expense	2,931	3,106	8,601	9,688

Net interest income	4,400	4,523	13,037	13,667
Less: provision for loan losses	130	450	995	1,075

Net interest income after provision	4,270	4,073	12,042	12,592
Noninterest income	1,595	2,759	7,489	7,158
Noninterest expense	4,570	4,568	13,526	13,074

Income before income taxes	1,295	2,264	6,005	6,676
Taxes on income	397	751	1,964	2,211

Net income	$898	$1,513	$4,041	$4,465

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
FINANCIAL HIGHLIGHTS (unaudited)

	At or for the three months ended March 31,		At or for the nine months ended March 31,
Financial condition data:	2005	2004	2005	2004
	(Dollars in thousands, except per share amounts)
Average interest-earning assets	$521,778	$559,562	$526,261	$560,334
Average interest-bearing liabilities	461,750	513,884	468,941	521,842
Average interest-earning assets to
average interest-bearing liabilities	113.00%	108.89%	112.22%	107.38%
Non-performing loans	$2,777	$4,818	$2,777	$4,818
Non-performing loans to total loans	0.63%	1.12%	0.63%	1.12%
Non-performing assets	$2,997	$5,535	$2,997	$5,535
Non-performing assets to total assets	0.52%	0.88%	0.52%	0.88%
Allowance for loan losses	$4,927	$4,948	$4,927	$4,948
Allowance for loan losses to total loans	1.13%	1.15%	1.13%	1.15%
Shareholders' equity to assets	12.40%	11.42%	12.40%	11.42%

Selected operating data: (1)
Return on average assets	0.64%	0.96%	0.92%	0.94%
Return on average equity (2)	5.12%	8.49%	7.49%	8.44%
Net interest rate spread	3.18%	3.10%	3.09%	3.12%
Net yield on average interest-earning
assets (3)	3.42%	3.28%	3.35%	3.30%
Efficiency ratio (4)	76.39%	63.30%	73.18%	62.83%

(1) Annualized except for efficiency ratio.
(2)  Net income divided by average equity capital excluding average unrealized gains on available-for-sale securities.
(3)  Net interest income, tax-effected, divided by average interest-earning assets.
(4)  Noninterest expense, excluding minority interest, divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, fixed assets and branches.

Per share data:
Earnings per share:
Basic	$0.25	$0.41	$1.13	$1.23
Diluted	$0.25	$0.40	$1.11	$1.19
Book value per share	$19.80	$19.11	$19.80	$19.11
Market price per share:
High for the period	$23.69	$25.10	$24.00	$25.24
Low for the period	$21.40	$20.70	$20.00	$17.55
Close at end of period	$21.83	20.70	$21.83	$20.70
Cash dividends declared per share	$0.10	$0.09	$0.30	$0.26
Weighted-average common shares outstanding:
Basic	3,526,364	3,654,457	3,567,590	3,643,980
Diluted	3,589,999	3,760,046	3,641,615	3,756,170